AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION dated as of July 28, 2026 (the “Agreement”), by and between BNY MELLON FUNDS TRUST (the “Fund Trust”), a Massachusetts business trust, on behalf of its series, and classes thereof listed on Schedule A (each a “Mutual Fund”), and BNY MELLON ETF TRUST II (the “ETF Trust”), a Massachusetts business trust, on behalf of its corresponding series listed on Schedule A (each an “Acquiring ETF”).

This Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.368-2(g) of the treasury regulations promulgated under the Code (the “Treasury Regulations”). The reorganization will consist of (a) the transfer of all of the assets of the Mutual Fund to the Acquiring ETF in exchange for shares of beneficial interest, no par value per share, of the Acquiring ETF (“Acquiring ETF Shares”), and the assumption by the Acquiring ETF of the liabilities of the Mutual Fund as described herein, and (b) the distribution, after the Closing Date hereinafter referred to, of the Acquiring ETF Shares to the shareholders of the Mutual Fund in liquidation of the Mutual Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

WHEREAS, the Mutual Fund is a series of the Fund Trust, a registered, open-end management investment company, and the Acquiring ETF is a series of the ETF Trust, a registered, open-end management investment company, and the Mutual Fund owns securities which are assets of the character in which the Acquiring ETF is permitted to invest;

WHEREAS, the Mutual Fund is authorized to issue shares of beneficial interest divided into one or more classes (“Mutual Fund Shares”);

WHEREAS, the Acquiring ETF is authorized to issue Acquiring ETF Shares;

WHEREAS, the Mutual Fund and the Acquiring ETF intend that for United States federal income tax purposes the Reorganization contemplated by this Agreement constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, the Fund Trust’s Board has determined that the Reorganization is in the best interests of the Mutual Fund and that the interests of the Mutual Fund’s existing shareholders will not be diluted as a result of the Reorganization; and

WHEREAS, the ETF Trust’s Board has determined that the Reorganization is in the best interests of the Acquiring ETF and, there being no existing shareholders of the Acquiring ETF, that the Reorganization will not result in dilution of the Acquiring ETF’s shareholders’ interests.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.	THE REORGANIZATION.

1.1             Subject to the terms and conditions contained herein and on the basis of

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the representations and warranties contained herein, the Mutual Fund agrees to assign, transfer and convey to the Acquiring ETF all of the assets of the Mutual Fund, as set forth in paragraph 1.2, free and clear of all liens, encumbrances and claims whatsoever. The Acquiring ETF agrees in exchange therefor (a) to deliver to the Mutual Fund the number of Acquiring ETF Shares determined as set forth in paragraph 2.2; and (b) to assume the liabilities of the Mutual Fund, as set forth in paragraph 1.4. Such transactions shall take place at the closing (the “Closing”) as of the close of business on the closing date (the “Closing Date”), provided for in paragraph 3.1. In lieu of delivering certificates for the Acquiring ETF Shares, the Acquiring ETF shall credit the Acquiring ETF Shares to the Mutual Fund’s account on the books of the Acquiring ETF and shall deliver a confirmation thereof to the Mutual Fund.

1.2             The assets of the Mutual Fund to be acquired by the Acquiring ETF shall consist of all assets, including, without limitation, all portfolio securities, cash, cash equivalents, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest and other receivables) and other assets belonging to the Mutual Fund, and any deferred or prepaid expenses, reflected on an unaudited statement of assets and liabilities of the Mutual Fund approved by The Bank of New York Mellon, administrator and fund accountant for the Mutual Fund and Acquiring ETF, as of the Valuation Date (as defined in paragraph 2.1), in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied from the Mutual Fund’s prior audited period (the “Assets”).

1.3             Prior to the Closing, fractional Mutual Fund Shares and Mutual Fund Shares held through accounts that are not permitted to hold Acquiring ETF Shares will be redeemed or exchanged as follows:

(a) Approximately one to two business days before the Closing, shareholders holding Mutual Fund Shares through accounts that may hold Acquiring ETF Shares will receive cash equal to the net asset value of any fractional shares of the Mutual Fund held at that time.

(b) Immediately prior to the Closing, shareholders holding Mutual Fund Shares held in brokerage accounts with financial intermediaries that only allow the shareholder to hold shares of mutual funds in the account will receive cash equal to the net asset value of such Mutual Fund Shares at that time.

(c) Immediately prior to the Closing, shareholders holding Mutual Fund Shares held through an individual retirement account or group retirement plan whose plan sponsor does not have the ability to hold shares of exchange traded funds on its platform will receive cash equal to the net asset value of such Mutual Fund Shares at that time.

(d) Approximately three to four weeks before the Closing, shareholders holding Mutual Fund Shares in an account directly with the Mutual Fund at its transfer agent, BNY Mellon Transfer, Inc. (except as provided paragraph 1.3(e) below), will receive cash equal in value to the net asset value of such Mutual Fund Shares at that time.

(e) Approximately three to four weeks before the Closing, shareholders holding Mutual Fund Shares through a BNY-sponsored retirement account directly

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with the Mutual Fund at its transfer agent, BNY Mellon Transfer, Inc., will receive Wealth shares of Dreyfus Government Cash Management equal in value to the net asset value of such Mutual Fund Shares at that time.

The Mutual Fund shall permit shareholders to transfer ownership from an account that is not permitted to hold Acquiring ETF Shares to an account that may hold Acquiring ETF Shares upon request prior to the applicable redemption or exchange date noted above.

1.4             The Mutual Fund will endeavor to identify and, to the extent practicable, discharge all of its known liabilities and obligations before the Closing Date. The Acquiring ETF shall assume all of the Mutual Fund’s liabilities and obligations in existence on the Closing Date, whether known or unknown, contingent or otherwise.

1.5             Delivery of the Mutual Fund’s Assets shall be made on the Closing Date to The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, the Acquiring ETF’s custodian (the “Custodian”), for the account of the Acquiring ETF, with all securities not in bearer or book-entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Acquiring ETF free and clear of all liens, encumbrances, rights, restrictions and claims. All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Acquiring ETF.

1.6             The Mutual Fund will pay or cause to be paid to the Acquiring ETF any dividends and interest received on or after the Closing Date with respect to Assets transferred to the Acquiring ETF hereunder. The Mutual Fund will transfer to the Acquiring ETF any distributions, rights or other assets received by the Mutual Fund after the Closing Date as distributions on or with respect to the securities transferred. Such assets shall be deemed included in the Assets transferred to the Acquiring ETF on the Closing Date and shall not be separately valued.

1.7             As soon after the Closing Date as is conveniently practicable, the Mutual Fund will distribute pro rata to holders of record of the Mutual Fund’s shares the Acquiring ETF Shares received by the Mutual Fund pursuant to paragraph 1.1, and will completely liquidate and, promptly thereafter, terminate in accordance with applicable laws of the Commonwealth of Massachusetts and federal securities laws. Such distribution and liquidation will be accomplished by the transfer of the Acquiring ETF Shares then credited to the account of the Mutual Fund on the books of the Acquiring ETF to accounts on the share records of the Acquiring ETF in the names of Mutual Fund shareholders and representing the respective pro rata number of the Acquiring ETF Shares due such Mutual Fund shareholders. All issued and outstanding shares of the Mutual Fund simultaneously will be canceled on the books of the Mutual Fund and will be null and void. Acquiring ETF Shares distributed to Mutual Fund shareholders will be reflected on the books of the Acquiring ETF as uncertificated, book-entry shares; the Acquiring ETF will not issue share certificates in the Reorganization.

1.8             Notwithstanding anything to the contrary herein, fractional Acquiring ETF Shares will not be issued. If the calculation of the pro rata distribution amount of Acquiring ETF

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Shares to any Mutual Fund shareholder results in fractional shares, such Mutual Fund shareholder will receive an amount in cash equal to the net asset value of the fractional Acquiring ETF Shares immediately before the Closing.

1.9             Ownership of Acquiring ETF Shares will be shown on the books of the Acquiring ETF’s transfer agent. Acquiring ETF Shares will be issued in the manner described in the Registration Statement on Form N-14 and the Combined Prospectus/Proxy Statement contained therein as amended or supplemented (the “Registration Statement”), as of the effective date of the Registration Statement.

1.10          Any reporting responsibility of the Mutual Fund, including the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Mutual Fund up to and including the Closing Date and such later date on which the Mutual Fund’s existence is terminated.

1.11          As soon as practicable after the Closing Date, the Fund Trust shall provide the Acquiring ETF with copies of all books and records that pertain to the Mutual Fund that the Acquiring ETF is required to maintain under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules of the Commission thereunder.

2.	VALUATION.

2.1             The value of the Mutual Fund’s Assets to be acquired, and the amount of the Mutual Fund’s known liabilities to be assumed, by the Acquiring ETF hereunder shall be computed as of the scheduled close of trading on the floor of the New York Stock Exchange (usually 4:00 p.m., Eastern time) on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures approved by the Board of the ETF Trust or such other valuation procedures as shall be mutually agreed upon by the parties hereto.

2.2             The number of Acquiring ETF Shares to be issued shall be determined by dividing the aggregate value of the Mutual Fund Shares determined using the same valuation procedures referred to in paragraph 2.1, by the initial net asset value of one Acquiring ETF Share, as set by the officers of the ETF Trust on the Valuation Date.

2.3             All computations of value shall be made in accordance with the regular practices of The Bank of New York Mellon as fund accountant for the Mutual Fund and the Acquiring ETF.

3.	CLOSING AND CLOSING DATE.

3.1             The Closing Date shall be December 11, 2026, or such other date as the parties, through their duly authorized officers, may mutually agree.[1] All acts taking place at the

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Closing shall be deemed to take place simultaneously on the Closing Date unless otherwise provided. The Closing shall be held at 5:00 p.m., Eastern time, at the offices of The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, or such other time and/or place as the parties may mutually agree.

3.2             The Fund Trust shall direct the Custodian to deliver at the Closing a certificate of an authorized officer stating that the Mutual Fund’s Assets have been delivered in proper form to the Acquiring ETF on the Closing Date. The Mutual Fund’s portfolio securities and instruments deposited with a securities depository (as defined in Rule 17f-4 under the 1940 Act) or with a permitted counterparty or futures commission merchant (as defined in Rule 17f-6 under the 1940 Act) shall be delivered to the Custodian as of the Closing Date by book entry, in accordance with the customary practices of the Custodian. The cash to be transferred by the Mutual Fund shall be delivered to the Custodian for the account of the Acquiring ETF by wire transfer of federal funds, or such other method as shall be mutually agreed upon by the parties hereto, on the Closing Date.

3.3             If on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Mutual Fund shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Mutual Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such other date as the parties hereto may agree.

3.4             The Fund Trust shall direct the Mutual Fund’s transfer agent to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Mutual Fund shareholders and the number and percentage ownership of outstanding shares owned by each such Mutual Fund shareholder immediately prior to the Closing (for the avoidance of doubt, this does not include information regarding any Mutual Fund shareholder whose Mutual Fund Shares are redeemed immediately prior to the Closing as described in paragraph 1.3). The ETF Trust shall direct the Acquiring ETF’s transfer agent to issue and deliver to the Fund Trust’s Secretary a confirmation evidencing the number of Acquiring ETF Shares to be credited on the Closing Date, or provide evidence satisfactory to the Fund Trust that the appropriate number of Acquiring ETF Shares have been credited to the Mutual Fund’s account on the books of the Acquiring ETF.

3.5             At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts or other documents as such other party or its counsel may reasonably request.

3.6             If the Mutual Fund is unable to make delivery to the Custodian pursuant to paragraph 3.2 of any of the Assets for the reason that any of such Assets have not yet been delivered to the Mutual Fund by the Mutual Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Mutual Fund shall deliver with respect to said Assets executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other

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counterparty, together with such other documents as may be required by the Acquiring ETF or the Custodian, including broker confirmation slips.

4.	REPRESENTATIONS AND WARRANTIES.

4.1             The Fund Trust, on behalf of the Mutual Fund, represents and warrants to the ETF Trust, on behalf of the Acquiring ETF, as follows:

(a) The Mutual Fund is a duly established and designated series of the Fund Trust, a voluntary association with transferable shares of the type commonly referred to as a Massachusetts business trust, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and has the power to carry out its obligations under this Agreement.

(b) The Fund Trust is registered under the 1940 Act as an open-end management investment company, and the Mutual Fund’s shares are registered under the Securities Act of 1933, as amended (the “1933 Act”), and such registrations have not been revoked or rescinded and are in full force and effect. The Mutual Fund is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder.

(c) The current prospectus and statement of additional information of the Mutual Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Mutual Fund is not, and the execution, delivery and performance of this Agreement will not result, in material violation of the Fund Trust’s Amended and Restated Agreement and Declaration of Trust (the “Fund Trust’s Declaration”), or its By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Fund Trust is a party on behalf of the Mutual Fund or by which the Mutual Fund is bound, nor will the execution, delivery and performance of this Agreement by the Mutual Fund result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease or other undertaking to which the Fund Trust is a party on behalf of the Mutual Fund or by which the Mutual Fund is bound.

(e) The Mutual Fund has no material contracts or other commitments that will be terminated with liability to the Mutual Fund on or prior to the Closing Date.

(f) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Mutual Fund of the transactions contemplated herein, except as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and by state securities laws.

(g) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Fund Trust’s knowledge threatened against the Mutual Fund or any of the Mutual Fund’s properties or assets which, if

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adversely determined, would materially and adversely affect the Mutual Fund’s financial condition, the conduct of the Mutual Fund’s business or the ability of the Mutual Fund to carry out the transactions contemplated by this Agreement. The Fund Trust knows of no facts which might form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Mutual Fund’s business or the Mutual Fund’s ability to consummate the transactions contemplated herein.

(h) The Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets and Statements of Investments (indicating their fair value) of the Mutual Fund for each of the Mutual Fund’s five most recent fiscal years ended August 31 have been audited by KPMG LLP, an independent registered public accounting firm, and are in accordance with GAAP, consistently applied, and such statements (copies of which have been furnished to the Acquiring ETF) fairly reflect the financial condition of the Mutual Fund as of such dates, and there are no known contingent liabilities of the Mutual Fund as of such dates not disclosed therein.

(i) Since August 31, 2025, there has not been any material adverse change in the Mutual Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Mutual Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as disclosed on the statement of assets and liabilities referred to in paragraphs 1.4 and 4.1(h) hereof.

(j) At the Closing Date, all federal and other tax returns and reports of the Mutual Fund required by law then to be filed shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the knowledge of the Fund Trust no such return is currently under audit and no assessment or deficiency has been asserted with respect to such returns. As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Tax Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(k) For each taxable year of its operation, the Mutual Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and has elected to be treated as such, has been eligible to and has computed its federal income Tax under Section 852 of the Code and is a fund that is treated as a separate corporation under Section 851(g) of the Code. The Mutual Fund currently qualifies, and shall continue to qualify for the period beginning on the first day of its current taxable year and ending on the Closing Date, as a regulated investment company under the Code. The Mutual Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. The

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Mutual Fund has maintained since its formation an August 31st fiscal year-end for U.S. federal income tax purposes, and has never changed such August 31st fiscal year-end for U.S. federal income tax purposes, by for example, filing Internal Revenue Service Form 1128 “Application to Adopt, Change, or retain a Tax Year”.

(l) All issued and outstanding shares of the Mutual Fund are, and at the Closing Date will be, duly authorized and validly issued and outstanding, fully paid and non-assessable by the Mutual Fund. All of the issued and outstanding shares of the Mutual Fund will, at the time of the Closing, be held by the persons and in the amounts set forth in the records of its transfer agent as provided in paragraph 3.4. The Mutual Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Mutual Fund’s shares, nor is there outstanding any security convertible into any of the Mutual Fund’s shares.

(m) On the Closing Date, the Mutual Fund will have good and marketable title to the Assets and full right, power and authority to sell, assign, transfer and deliver the Assets to be transferred by it hereunder free of any liens or other encumbrances, and upon delivery and payment for the Assets, the Acquiring ETF will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to and accepted by the Acquiring ETF.

(n) The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the Fund Trust’s Board and, subject to the approval of the Mutual Fund shareholders, this Agreement will constitute the valid and legally binding obligation of the Fund Trust, on behalf of the Mutual Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

(o) The information to be furnished by the Fund Trust, on behalf of the Mutual Fund, for use in registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

(p) The Registration Statement, as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the Fund Trust and the Mutual Fund, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and do not and will not include, as it relates to the Fund Trust and the Mutual Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

4.2             The ETF Trust, on behalf of the Acquiring ETF, represents and warrants to the Fund Trust, on behalf of the Mutual Fund, as follows:

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(a) The Acquiring ETF is a duly established and designated series of the ETF Trust, a voluntary association with transferable shares of the type commonly referred to as a Massachusetts business trust, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and has the power to carry out its obligations under this Agreement.

(b) The ETF Trust is registered under the 1940 Act as an open-end management investment company, and, at the Closing Date, the Acquiring ETF’s shares will be registered under the 1933 Act, and such registrations will be in full force and effect. The Acquiring ETF will be in compliance in all material respects with the 1940 Act and the rules and regulations thereunder at the Closing Date.

(c) At the Closing Date, the current prospectus and statement of additional information of the Acquiring ETF will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Acquiring ETF is not, and the execution, delivery and performance of this Agreement will not result, in material violation of the ETF Trust’s Declaration of Trust (the “ETF Trust’s Declaration”) or its By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the ETF Trust is a party on behalf of the Acquiring ETF or by which the Acquiring ETF is bound, nor will the execution, delivery and performance of this Agreement by the Acquiring ETF result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease or other undertaking to which the ETF Trust is a party on behalf of the Acquiring ETF or by which the Acquiring ETF is bound.

(e) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring ETF of the transactions contemplated herein, except as may be required under the 1933 Act, the 1934 Act and the 1940 Act and by state securities laws.

(f) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the ETF Trust’s knowledge threatened against the Acquiring ETF or any of the Acquiring ETF’s properties or assets which, if adversely determined, would materially and adversely affect the Acquiring ETF’s financial condition, the conduct of the Acquiring ETF’s business or the ability of the Acquiring ETF to carry out the transactions contemplated by this Agreement. The ETF Trust knows of no facts which might form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring ETF’s business or the Acquiring ETF’s ability to consummate the transactions contemplated herein.

(g) There shall be no issued and outstanding shares of the Acquiring ETF prior to the Closing Date other than a nominal number of shares (“Initial Shares”) issued to a seed capital investor (which shall be an affiliate of the Acquiring ETF) in order to commence

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operations of the Acquiring ETF. The Initial Shares have been or will be redeemed by the Acquiring ETF prior to the Closing Date for the price for which they were issued, and any price paid for the Initial Shares shall at all times have been held by the Acquiring ETF in a non-interest bearing account.

(h) All issued and outstanding shares of the Acquiring ETF will be, at the Closing Date, duly authorized and validly issued, fully paid, and non-assessable by the Acquiring ETF. The Acquiring ETF does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring ETF Shares, nor is there outstanding any security convertible into any Acquiring ETF Shares.

(i) The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the ETF Trust’s Board and, subject to the approval of the Mutual Fund’s shareholders, this Agreement will constitute the valid and legally binding obligation of the ETF Trust, on behalf of the Acquiring ETF, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

(j) The Registration Statement, as of its effective date and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the Acquiring ETF, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include, as it relates to the Acquiring ETF, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. No representations and warranties in this paragraph 4.2 shall apply to statements or omissions made in reliance upon and in conformity with written information concerning the Mutual Fund furnished to the Acquiring ETF by the Fund Trust.

(k) No consideration other than the Acquiring ETF Shares (and the Acquiring ETF’s assumption of the Mutual Fund’s liabilities) will be issued in exchange for the Mutual Fund’s Assets in the Reorganization.

(l) The Acquiring ETF is, and will be at the time of Closing, a newly created series without assets (other than the seed capital provided in exchange for Initial Shares) and without liabilities, and, prior to the Closing, will not carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations). The Initial Shares have been or will be redeemed by the Acquiring ETF prior to the Closing Date for the price for which they were issued, and any price paid for the Initial Shares shall have been held by the Acquiring ETF only in a non-interest bearing account.

(m) The ETF Trust has filed a post-effective amendment to its registration statement on Form N-1A for the purpose of registering the Acquiring ETF under the 1940 Act.

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5.	COVENANTS OF THE ETF TRUST AND THE FUND TRUST, ON BEHALF OF THE ACQUIRING ETF AND THE MUTUAL FUND, RESPECTIVELY.

5.1             The Acquiring ETF and the Mutual Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include payment of customary dividends and other distributions in the case of the Mutual Fund and redemptions of the Initial Shares in the case of the Acquiring ETF.

5.2             The Fund Trust will call a meeting of the Mutual Fund shareholders to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein.

5.3             Subject to the provisions of this Agreement, the Fund Trust, on behalf of the Mutual Fund, and the ETF Trust, on behalf of the Acquiring ETF, will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.4             As promptly as practicable, but in any case within sixty days after the Closing Date, the Fund Trust shall furnish the Acquiring ETF, in such form as is reasonably satisfactory to the Acquiring ETF, a statement of the earnings and profits of the Mutual Fund for federal income tax purposes which will be carried over to the Acquiring ETF as a result of Section 381 of the Code and which will be certified by the Fund Trust’s President or its Vice President and Treasurer.

5.5             The Fund Trust, on behalf of the Mutual Fund, will provide the Acquiring ETF with information reasonably necessary for the preparation of the Registration Statement.

5.6             The Acquiring ETF agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.7             The Fund Trust, on behalf of the Mutual Fund, covenants that the Mutual Fund is not acquiring the Acquiring ETF Shares to be issued hereunder for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.8             As soon as is reasonably practicable after the Closing, the Mutual Fund will make a liquidating distribution to Mutual Fund shareholders consisting of the Acquiring ETF Shares received at the Closing.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ETF.

The obligations of the Acquiring ETF to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Mutual Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

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6.1             All representations and warranties of the Fund Trust, on behalf of the Mutual Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

6.2             The Fund Trust shall have delivered to the Acquiring ETF a statement of the Mutual Fund’s assets and known liabilities, together with a list of the Mutual Fund’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Fund Trust’s Treasurer.

6.3             The Fund Trust shall have delivered to the Acquiring ETF on the Closing Date a certificate executed in the Fund Trust’s name by the Fund Trust’s President or Vice President and its Treasurer, in form and substance satisfactory to the Acquiring ETF, to the effect that the representations and warranties of the Fund Trust, on behalf of the Mutual Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquiring ETF shall reasonably request.

6.4             The Fund Trust’s Board, all the members of which are not “interested persons” (as defined in the 1940 Act) of the Fund Trust, has determined that the transactions contemplated by this Agreement are in the best interests of the Mutual Fund and that the interests of the existing Mutual Fund shareholders would not be diluted as a result of such transactions.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MUTUAL FUND.

The obligations of the Mutual Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring ETF of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1             All representations and warranties of the ETF Trust, on behalf of the Acquiring ETF, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

7.2             The ETF Trust shall have delivered to the Mutual Fund on the Closing Date a certificate executed in the ETF Trust’s name by the ETF Trust’s President or Vice President and its Treasurer, in form and substance satisfactory to the Mutual Fund, to the effect that the representations and warranties of the ETF Trust, on behalf of the Acquiring ETF, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Mutual Fund shall reasonably request.

7.3             The ETF Trust’s Board, all the members of which are not “interested persons” (as defined in the 1940 Act) of the ETF Trust, has determined that the transactions

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contemplated by this Agreement are in the best interests of the Acquiring ETF and, there being no existing shareholders of the Acquiring ETF, that the interests of the existing shareholders of the Acquiring ETF would not be diluted as a result of such transactions.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MUTUAL FUND AND THE ACQUIRING ETF.

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Mutual Fund or the Acquiring ETF, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

8.1             This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Mutual Fund in accordance with the provisions of the Fund Trust’s Declaration and the 1940 Act. Notwithstanding anything herein to the contrary, neither the Mutual Fund nor the Acquiring ETF may waive the condition set forth in this paragraph 8.1.

8.2             On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.3             All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by the Mutual Fund or the Acquiring ETF to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Mutual Fund or the Acquiring ETF, provided that either party hereto may for itself waive any of such conditions.

8.4             Each of the Registration Statement and the post-effective amendment to the registration statement on Form N-1A for the purpose of registering the Acquiring ETF under the 1940 Act shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5             The Mutual Fund and Acquiring ETF shall have received an opinion of Morgan, Lewis & Bockius LLP substantially to the effect that the Reorganization, for federal income tax purposes:

(a)      The acquisition by the Acquiring ETF of all of the assets of the Mutual Fund, as provided for in the Agreement, in exchange for Acquiring ETF Shares and the assumption by the Acquiring ETF of all of the liabilities of the Mutual Fund, followed by the distribution by the Mutual Fund to Mutual Fund shareholders of the Acquiring ETF Shares (and cash in lieu of fractional shares, if any) in complete liquidation of the Mutual Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Mutual Fund and the Acquiring ETF each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

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(b)      No gain or loss be recognized by the Mutual Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring ETF in exchange solely for Acquiring ETF Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

(c)      No gain or loss will be recognized by the Acquiring ETF upon the receipt by it of all of the assets of the Mutual Fund in exchange solely for the assumption of all of the liabilities of the Mutual Fund and issuance of the Acquiring ETF Shares pursuant to Section 1032(a) of the Code.

(d)      No gain or loss be recognized by the Mutual Fund upon the distribution of the Acquiring ETF Shares and cash in lieu of fractional shares, if any, holding Mutual Fund Shares through accounts that may hold Acquiring ETF Sharescomplete liquidation (in pursuance of the Agreement) of the Mutual Fund pursuant to Section 361(c)(1) of the Code.

(e)      The tax basis of the assets of the Mutual Fund received by the Acquiring ETF will be the same as the tax basis of such assets in the hands of the Mutual Fund immediately prior to the transfer of such assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Mutual Fund on the transfer pursuant to Section 362(b) of the Code.

(f)       The holding periods of the assets of the Mutual Fund in the hands of the Acquiring ETF will include the periods during which such assets were held by the Mutual Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Acquiring ETF have the effect of reducing or eliminating the holding period with respect to an asset.

(g)      No gain or loss will be recognized by the Mutual Fund upon the exchange of all of their Mutual Fund Shares solely for Acquiring ETF Shares (except with respect to cash, if any, received) pursuant to Section 354(a) of the Code.

(h)      The aggregate tax basis of the Acquiring ETF Shares received by a Mutual Fund shareholder (except for the distribution of cash in lieu of fractional shares) will be the same as the aggregate tax basis of Mutual Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(i)       The holding period of the Acquiring ETF Shares received by a Mutual Fund include the holding period of the Mutual Fund Shares exchanged therefor, provided that the Mutual Fund shareholder held the Mutual Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

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(j)       The consummation of the Reorganization will not terminate the taxable year of the Mutual Fund. The part of the taxable year of the Mutual Fund before the Reorganization and part of the taxable year of the Acquiring ETF after the Reorganization will constitute a single taxable year of the Acquiring ETF.

Such opinion shall be based on customary assumptions, limitations and such representations as Morgan, Lewis & Bockius LLP may reasonably request, and the Mutual Fund and the Acquiring ETF will cooperate to make and certify the accuracy of such representations. Such opinion may contain such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein. Notwithstanding the aforementioned opinions, the opinion of Morgan, Lewis & Bockius LLP may state that no opinion is expressed with respect to shareholders whose shares are redeemed, in whole or in part, in connection with the Reorganization.

No opinion will be expressed as to any other U.S. federal tax issues (except those set forth in the opinion) and all state, local or foreign tax issues of any kind. For the avoidance of doubt, no opinion will be expressed with respect to the transactions set forth in paragraph 1.3.

Notwithstanding anything herein to the contrary, neither the Acquiring ETF nor the Mutual Fund may waive the conditions set forth in this paragraph 8.5.

9.	TERMINATION OF AGREEMENT; EXPENSES.

9.1             This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of the Fund Trust or of the ETF Trust, as the case may be, at any time prior to the Closing Date (and notwithstanding any vote of the Mutual Fund shareholders) if circumstances should develop that, in the opinion of the party’s Board, make proceeding with the Reorganization inadvisable.

9.2             If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of this Section 9, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or the Board members or officers of the Fund Trust or the ETF Trust, or shareholders of the Mutual Fund or of the Acquiring ETF, as the case may be, in respect of this Agreement, except as provided in paragraph 9.3.

9.3             Each party acknowledges that the expenses directly incurred in connection with the Reorganization will be borne by the Mutual Fund, whether or not the Reorganization is consummated. Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in a failure by the Mutual Fund or the Acquiring ETF to qualify for treatment as a regulated investment company within the meaning of Section 851 of the Code or would prevent a Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise result in the imposition of tax on either the Mutual Fund or the Acquiring ETF or on any of their respective shareholders.

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10.	WAIVER.

At any time prior to the Closing Date, except as otherwise expressly provided, any of the foregoing conditions may be waived by the Board of the Fund Trust or of the ETF Trust if, in the judgment of either, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Mutual Fund or of the Acquiring ETF, as the case may be.

11.	MISCELLANEOUS.

11.1          None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

11.2          This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof. Neither party shall be bound by any condition, definition, warranty or representation, other than as set forth or provided in this Agreement or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.

11.3          This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by the Fund Trust, on behalf of the Mutual Fund, and the ETF Trust, on behalf of the Acquiring ETF, shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.4          This Agreement may be amended only by a signed writing between the parties.

11.5          This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original.

11.6          This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.7          It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Board members or officers of the ETF Trust or the Fund Trust, or shareholders, nominees, agents, or employees of the Acquiring ETF or the Mutual Fund personally, but shall bind only the property of the Acquiring ETF or the Mutual Fund, as the case may be, as provided in the ETF Trust’s Declaration or the Fund Trust’s Declaration. The execution and delivery of this Agreement by such officers shall not be deemed to have been made by any of them

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individually or to impose any liability on any of them personally, but shall bind only the property of the Acquiring ETF or the Mutual Fund, as the case may be.

IN WITNESS WHEREOF, the Fund Trust, on behalf of the Mutual Fund, and the ETF Trust, on behalf of the Acquiring ETF, have each caused this Agreement and Plan of Reorganization to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

BNY MELLON FUNDS TRUST, on behalf of its series listed on Schedule A hereto
By: /s/ Jeff Prusnofsky________________________
Jeff S. Prusnofsky,
Vice President

ATTEST: /s/ Lisa M. King____________
Lisa M. King,
Assistant Secretary

BNY MELLON ETF TRUST II, on behalf of its series listed on Schedule A hereto
By: /s/ Jeff Prusnofsky _________________________
Jeff S. Prusnofsky,
Vice President

ATTEST: /s/ Lisa M. King____________
Lisa M. King,
Assistant Secretary

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Schedule A

Mutual Fund and share classes	Reorganized with and into the Acquiring ETF[2]
BNY Mellon International Fund Class M and Investor	BNY Mellon Active International Equity ETF
BNY Mellon Small Cap Multi-Strategy Fund Class M and Investor	BNY Mellon Small Cap ETF

[1] If deemed advisable by management, a Mutual Fund may effect a share split (either forward or reverse) approximately two weeks in advance of the Reorganization to approximate the net asset value per share of the corresponding Acquiring ETF. If a share split is effected, the Closing Date with respect to such Mutual Fund is expected to be December 18, 2026, or such other date as the parties, through their duly authorized officers, may mutually agree.

[2]	The Acquiring ETF will offer a single class of shares without a separate share class designation. If the Reorganization is approved by Mutual Fund shareholders, Investor shares of the Mutual Fund will be converted into Class M shares (without a contingent deferred sales charge or other charge). The share class conversion is expected to occur approximately three to four weeks before the Reorganization.

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